Monday February 14, 9:30 am Eastern Time
Company Press Release

JWGenesis Financial Corp. Announces Preliminary Results of Its Cash Tender Offer to Purchase Up to 1,166,667 of Its Outstanding Shares At $30 Net Per Share

BOCA RATON, Fla.--(BUSINESS WIRE)--Feb. 14, 2000--JWGenesis Financial Corp. (AMEX:JWG - news) today announced the preliminary results of its cash tender offer to purchase up to 1,166,667 shares of it's common stock at a net per share price of $30. The cash tender offer expired at 5:00 p.m. Eastern Time on February 11, 2000.

The Company announced that the tender offer was oversubscribed, that is, more than 1,166,667 shares have been properly tendered. Accordingly, all shares properly tendered will be accepted subject to proration based upon the respective number of shares properly tendered pursuant to either (a) the specific and definite number of shares method or (b) the formulaic method.
The final proration percentages, number of shares properly delivered and the number of odd lots included therein will be calculated within the next few days. Payment for shares properly tendered and accepted will be made as soon as practicable.

JWGenesis Financial Corp., headquartered in Boca Raton, Florida, provides a wide range of financial services to individuals, businesses and other brokerage firms through its wholly-owned subsidiaries: JWGenesis Capital Markets, Inc., JWGenesis Securities, Inc., JWGenesis Financial Services, Inc. and JWGenesis Financial Group, Inc.

Certain statements in this release regarding the Company's expected future business and prospects constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties discussed in the 1998 Annual Report on Form 10-K, as amended, of JWGenesis Financial Corp., which discussions are incorporated herein by reference.

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Contact:

     JWGenesis Financial Corp., Boca Raton
     Margo Vuicich, Senior Vice President
     561/338-2721